Exhibit 10.25


________________________________________________________________________________



                                CREDIT AGREEMENT

                          dated as of November 1, 2002

                                      among

                          VALASSIS COMMUNICATIONS, INC.

                         VARIOUS FINANCIAL INSTITUTIONS

                                       and

                           STANDARD FEDERAL BANK N.A.,

                    as Administrative Agent and Lead Arranger

                                      with

                         HARRIS TRUST AND SAVINGS BANK,

                              as Syndication Agent

                                       and

                                 COMERICA BANK,

                             as Documentation Agent



________________________________________________________________________________

                                TABLE OF CONTENTS

SECTION 1       DEFINITIONS ...................................................................         6
   1.1     Definitions ........................................................................         6

SECTION 2       COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT
                PROCEDURES ....................................................................        17
   2.1     Commitments ........................................................................        17
        2.1.1   Revolving Loan Commitment .....................................................        17
        2.1.2   L/C Commitment ................................................................        17
   2.2     Loan Procedures ....................................................................        17
        2.2.1   Various Types of Loans ........................................................        17
        2.2.2   Borrowing Procedures ..........................................................        18
        2.2.3   Conversion and Continuation Procedures ........................................        18
   2.3     Letter of Credit Procedures ........................................................        19
        2.3.1   L/C Applications ..............................................................        19
        2.3.2   Participations in Letters of Credit ...........................................        20
        2.3.3   Reimbursement Obligations .....................................................        20
        2.3.4   Limitation on Obligations of Issuing Bank .....................................        20
        2.3.5   Funding by Banks to Issuing Bank ..............................................        20
   2.4     Commitments Several ................................................................        21
   2.5     Certain Conditions .................................................................        21
   2.6     Swing Line Loans ...................................................................        21
        2.6.1   Amount of Swing Line Loans ....................................................        21
        2.6.2   Borrowing Notice ..............................................................        22
        2.6.3   Making of Swing Line Loans ....................................................        22
        2.6.4   Repayment of Swing Line Loans .................................................        22
   2.7.    Increase of Aggregate Commitment ...................................................        23

SECTION 3       NOTES EVIDENCING LOANS ........................................................        25
   3.1     Notes ..............................................................................        25
   3.2     Recordkeeping ......................................................................        26

SECTION 4       INTEREST.......................................................................        26
   4.1     Interest Rates .....................................................................        26
   4.2     Interest Payment Dates .............................................................        26
   4.3     Setting and Notice of Eurodollar Rates .............................................        26
   4.4     Computation of Interest ............................................................        27

SECTION 5       FEES...........................................................................        27
   5.1     Facility Fee .......................................................................        27
   5.2     Letter of Credit Fees ..............................................................        27
   5.3     Upfront Fees .......................................................................        27
   5.4     Agent's Fees .......................................................................        28

SECTION 6       REDUCTION OR TERMINATION OF THE REVOLVING  COMMITMENT AMOUNT; PREPAYMENTS .....        28
   6.1     Reduction or Termination of the Revolving Commitment Amount ........................        28
        6.1.1   Voluntary Reduction or Termination of the Revolving Commitment Amount .........        28
        6.1.2   All Reductions of the Revolving Commitment Amount .............................        28
   6.2     Prepayments ........................................................................        28

        6.2.1   Voluntary Prepayments .........................................................       28
        6.2.2   Mandatory Prepayment ..........................................................       28
   6.3     All Prepayments ....................................................................       28

SECTION 7       MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES ...............................       28
   7.1     Making of Payments .................................................................       29
   7.2     Application of Certain Payments ....................................................       29
   7.3     Due Date Extension .................................................................       29
   7.4     Setoff .............................................................................       29
   7.5     Proration of Payments ..............................................................       29
   7.6     Taxes ..............................................................................       30

SECTION 8       INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS ......................       31
   8.1     Increased Costs ....................................................................       31
   8.2     Basis for Determining Interest Rate Inadequate or Unfair ...........................       32
   8.3     Changes in Law Rendering Eurodollar Loans Unlawful .................................       33
   8.4     Funding Losses .....................................................................       33
   8.5     Right of Banks to Fund through Other Offices .......................................       33
   8.6     Discretion of Banks as to Manner of Funding ........................................       34
   8.7     Mitigation of Circumstances; Replacement of Banks ..................................       34
   8.8     Conclusiveness of Statements, Survival of Provisions ...............................       34

SECTION 9       WARRANTIES ....................................................................       35
   9.1     Organization .......................................................................       35
   9.2     Authorization; No Conflict .........................................................       35
   9.3     Validity and Binding Nature ........................................................       35
   9.4     Financial Condition ................................................................       35
   9.5     No Material Adverse Change .........................................................       36
   9.6     Litigation and Contingent Liabilities ..............................................       36
   9.7     Ownership of Properties; Liens .....................................................       36
   9.8     Subsidiaries .......................................................................       36
   9.9     Pension Plans ......................................................................       36
   9.10    Investment Company Act .............................................................       37
   9.11    Public Utility Holding Company Act .................................................       37
   9.12    Regulation U .......................................................................       37
   9.13    Taxes ..............................................................................       37
   9.14    Solvency, etc ......................................................................       37
   9.15    Environmental Matters ..............................................................       37
   9.16    [Reserved] .........................................................................       38
   9.17    Insurance ..........................................................................       38
   9.18    Real Property ......................................................................       39
   9.19    Information ........................................................................       39
   9.20    Intellectual Property ..............................................................       39
   9.21    Burdensome Obligations .............................................................       39
   9.22    Labor Matters ......................................................................       39
   9.23    No Default .........................................................................       39

SECTION 10      COVENANTS .....................................................................       39
   10.1    Reports, Certificates and Other Information ........................................       40

        10.1.1  Annual Report .................................................................       40
        10.1.2  Interim Reports ...............................................................       40
        10.1.3  Compliance Certificates .......................................................       40
        10.1.4  Reports to the SEC and to Shareholders ........................................       40
        10.1.5  Notice of Default, Litigation and ERISA Matters ...............................       40
        10.1.6  Management Reports ............................................................       41
        10.1.7  Other Information .............................................................       41
   10.2    Books, Records and Inspections .....................................................       42
   10.3    Maintenance of Property Insurance ..................................................       42
   10.4    Compliance with Laws; Payment of Taxes and Liabilities .............................       42
   10.5    Maintenance of Existence, etc ......................................................       43
   10.6    Financial Covenants ................................................................       43
        10.6.1  Fixed Change Coverage Ratio ...................................................       43
        10.6.2.  Funded Debt to EBITDA Ratio ..................................................       43
   10.7    Limitations on Debt ................................................................       43
   10.8    Liens ..............................................................................       44
   10.9    Restricted Payments ................................................................       45
   10.10   Mergers, Consolidations, Sales .....................................................       46
   10.11   Modification of Organizational Documents ...........................................       46
   10.12   Use of Proceeds ....................................................................       46
   10.13   Further Assurances .................................................................       46
   10.14   Transactions with Affiliates .......................................................       47
   10.15   Employee Benefit Plans .............................................................       47
   10.16   Environmental Matters ..............................................................       47
   10.17   Inconsistent Agreements ............................................................       47
   10.18   Business Activities ................................................................       47
   10.19   Investments ........................................................................       48
   10.20   Fiscal Year ........................................................................       49
   10.21   Negative Pledge Limitation .........................................................       49
   10.22   Ownership of Investements and Non-Wholly Owned Subsidiares .........................       49

SECTION 11      EFFECTIVENESS; CONDITIONS OF LENDING, ETC. ....................................       49
   11.1    Initial Credit Extension ...........................................................       49
           11.1.1  Notes ......................................................................       49
           11.1.2  Resolutions ................................................................       49
           11.1.3  Consents, etc ..............................................................       49
           11.1.4  Incumbency and Signature Certificates ......................................       50
           11.1.5  Guaranty ...................................................................       50
           11.1.6  Opinion of Counsel .........................................................       50
           11.1.7  Payment of Fees ............................................................       50
           11.1.8  Search Results; Lien Terminations ..........................................       50
           11.1.9  Closing Certificate ........................................................       50
           11.1.10 Other ......................................................................       50
   11.2    Conditions .........................................................................       50
           11.2.1  Compliance with Warranties, No Default, etc ................................       50
           11.2.2  Confirmatory Certificate ...................................................       51

SECTION 12      EVENTS OF DEFAULT AND THEIR EFFECT ............................................       51
   12.1    Events of Default ..................................................................       51
           12.1.1  Non-Payment of the Loans, etc ..............................................       51
           12.1.2  Non-Payment of Other Debt ..................................................       51

        12.1.3  Bankruptcy, Insolvency, etc ...................................................       51
        12.1.4  Non-Compliance with Loan Documents ............................................       52
        12.1.5  Warranties ....................................................................       52
        12.1.6  Pension Plans .................................................................       52
        12.1.7  Judgments .....................................................................       52
        12.1.8  Invalidity of Guaranty, etc ...................................................       53
        12.1.9  Change of Control .............................................................       53
        12.1.10 Material Adverse Effect .......................................................       53
   12.2    Effect of Event of Default .........................................................       53

SECTION 13      THE AGENT .....................................................................       54
   13.1    Appointment and Authorization ......................................................       54
   13.2    Delegation of Duties ...............................................................       54
   13.3    Liability of Agent .................................................................       54
   13.4    Reliance by Agent. .................................................................       55
   13.5    Notice of Default ..................................................................       55
   13.6    Credit Decision ....................................................................       55
   13.7    Indemnification ....................................................................       56
   13.8    Agent in Individual Capacity .......................................................       56
   13.9    Successor Agent ....................................................................       57
   13.10   Funding Reliance ...................................................................       57
   13.11   Syndication and Documentation Agents ...............................................       57

SECTION 14      GENERAL .......................................................................       58
   14.1    Waiver; Amendments .................................................................       58
   14.2    Confirmations ......................................................................       58
   14.3    Notices ............................................................................       59
   14.4    Computations .......................................................................       59
   14.5    Regulation U .......................................................................       59
   14.6    Costs, Expenses and Taxes ..........................................................       59
   14.7    Subsidiary References ..............................................................       60
   14.8    Captions ...........................................................................       60
   14.9    Assignments; Participations ........................................................       60
           14.9.1  Assignments ................................................................       60
           14.9.2  Participations .............................................................       61
   14.10   Governing Law ......................................................................       62
   14.11   Counterparts .......................................................................       62
   14.12   Successors and Assigns .............................................................       62
   14.13   Indemnification by the Company .....................................................       62
   14.14   Nonliability of Banks ..............................................................       63
   14.15   Confidentiality ....................................................................       55
   14.16   Forum Selection and Consent to Jurisdiction ........................................       64
   14.17   Waiver of Jury Trial                                                                       64

                                    SCHEDULES

Pricing Schedule

SCHEDULE 2.1                Banks and Pro Rata Shares
SCHEDULE 9.5                Material Adverse Changes
SCHEDULE 9.6                Litigation and Contingent Liabilities
SCHEDULE 9.8                Subsidiaries
SCHEDULE 9.15               Environmental Matters
SCHEDULE 9.17               Insurance
SCHEDULE 9.18               Real Property
SCHEDULE 9.20               Intellectual Property
SCHEDULE 9.21               Burdensome Obligations
SCHEDULE 9.22               Labor Matters
SCHEDULE 10.7               Permitted Existing Debt
SCHEDULE 10.8               Permitted Existing Liens
SCHEDULE 10.19              Investments
SCHEDULE 11.1               Debt to be Repaid
SCHEDULE 14.3               Addresses for Notices

                                    EXHIBITS

EXHIBIT A                   Form of Note
EXHIBIT B                   Form of Compliance Certificate
EXHIBIT C                   Form of Guaranty
EXHIBIT D                   Form of Assignment Agreement
EXHIBIT E                   Form of Opinion of Counsel
EXHIBIT F                   Commitment and Acceptance Certificate

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT dated as of November 1, 2002 (this "Agreement") is entered into among VALASSIS COMMUNICATIONS, INC., a Delaware corporation (the "Company"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Banks") and STANDARD FEDERAL BANK N.A. (in its individual capacity, "Standard Federal"), as agent for the Banks.

         WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility (which include letters of credit) upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

         SECTION I DEFINITIONS.

         1.1 Definitions. When used herein the following terms shall have the following meanings:

         Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of' in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or
(c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

         Administrative Agent means Standard Federal; in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

         Affected Loan - see Section 8.3.

         Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         Agent means the Administrative Agent.

         Agreement - see the Preamble.

         Asset Sale means the sale, lease, assignment or other transfer for value (each a "Disposition") by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the Company or such Subsidiary other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 90 days with another asset performing the same or a similar functions, (b) the sale or lease of inventory in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $25,000,000.

         Assignment Agreement - see Section 14.9. 1.

         Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, all reasonable disbursements of such counsel and all court costs and similar legal expenses.

         Bank - see the Preamble. References to the "Banks" shall include the Issuing Bank and, unless otherwise specified, the Swing Line Bank; for purposes of clarification only, to the extent that Standard Federal (or any successor Issuing Bank or Swing Line Lender) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank or Swing Line Lender, as the case may be, its status as such will be specifically referenced.

         Base Rate means at any time the greater of (a) the Federal Funds Rate plus 1.0% and (b) the Prime Rate.

         Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

         Business Day means any day on which Standard Federal is open for commercial banking business in Troy, Michigan and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

         Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

         Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to the Agent. Derivatives of such term have corresponding meanings.

         Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.

         CERCLA - see Section 9.15.

         Closing Date - see Section 11.1.

         Code means the Internal Revenue Code of 1986.

         Commitment means, as to any Bank, such Bank's commitment to make Revolving Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Bank's Pro Rata Share of the Revolving Commitment Amount is set forth on Schedule 2.1.

         Company - see the Preamble.

         Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

         Consolidated Assets means, at any date, all amounts which would be included as assets on a consolidated balance sheet of the Company and its consolidated Subsidiaries as of such date.

         Consolidated Cumulative Net Income means, with respect to the Company and its Subsidiaries, the net income (after deduction for income and other taxes) of the Company and its Subsidiaries for the period commencing on the specified date through the end of the most recently completed Fiscal Quarter of the Company, taken as one accounting period.

         Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains from Asset Sales, any extraordinary gains, any gains from discontinued operations and any other non-cash gains.

         Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trade, or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA.

         Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

         Debt to be Repaid means Debt listed on Schedule 11.1.

         Designated Proceeds - see Section 6.2.2(a).

         Disposal - see the definition of "Release".

         Dividends and Distributions means, with respect to any Person, any dividends, distributions or other payments to any of such Person's shareholders, members or partners, as the case may be, including without limitation payments and other distributions in respect of the purchase or redemption of any of such Person's capital stock, or membership or partnership interests or other equity interests, as the case may be, or any warrants, options or other rights in respect thereof.

         Dollar and the sign "$" mean lawful money of the United States of America.

         EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization, any option grants that have been expensed and all other non-cash charges by the Company for such period.

         Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

         Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

         ERISA means the Employee Retirement Income Security Act of 1974.

         Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

         Eurodollar Margin - see the Pricing Schedule.

         Eurodollar Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

         Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum equal to the offered rate for deposits in Dollars for a period equal or comparable to such Interest Period which appears on Telerate page 3750 as of 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period. "Telerate Page 3750 " means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollar deposits).

         Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined pursuant to the following formula:

                  Eurodollar Rate      =       Eurodollar Rate
                  (Reserve Adjusted)           1-Eurocurrency
                                               Reserve Percentage.

         Event of Default means any of the events described in Section 12.1.

         Facility Fee Rate - see the Pricing Schedule.

         Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         Fiscal Quarter means a fiscal quarter of a Fiscal Year.

         Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1998") refer to the Fiscal Year ending on December 31 of such calendar year.

         Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of (i) EBITDA minus (ii) all Capital Expenditures, to (b) the sum for such period of (i) Interest Expense plus (ii) all federal, state, local and foreign taxes paid or payable in cash by the Company and its Subsidiaries and allocable to such Computation Period, plus
(iii) all scheduled payments of principal on Debt paid or payable by the Company and its Subsidiaries on a consolidated basis during such Computation Period.

         FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

         GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         Group - see Section 2.2.1.

         Guaranty means a guaranty substantially in the form of Exhibit C.

         Guarantor means each domestic Wholly-Owned Subsidiary of the Company and each other party executing a Guaranty for the benefit of the Agent and the Banks.

         Hazardous Substances - see Section 9.15.

         Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

         Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

         Indemnified Liabilities - See Section 14.13.

         Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

         Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

                           (a) if any Interest Period would otherwise end on a
                  day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                           (b) any Interest Period that begins on a day for
                  which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                           (c) the Company may not select any Interest Period
                  for a Revolving Loan which would extend beyond the scheduled Termination Date.

         Inventory has the meaning assigned to such term in the Uniform Commercial Code as in effect in the State of Michigan from time to time.

         Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to, employees in the ordinary course of business). The amount of any Investment, as of any date of determination, shall be the aggregate original principal or capital amount thereof less all returns of principal or equity thereon as of such date.

         Issuing Bank means Standard Federal in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

         L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

         LC Fee Rate - see the Pricing Schedule.

         Letter of Credit - see Section 2.1.2.

         Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

         Loan Documents means this Agreement, the Notes, the Guaranty and the L/C Applications.

         Loan Party means the Company and each Guarantor.

         Loans means Revolving Loans and Swing Line Loans.

         Margin-Stock means any "margin stock" as defined in Regulation U.

         Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary, taken as a whole, to perform any of its material obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document to which it is a party.

         Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

         Note - see Section 3.1.

         Overdue Rate means a per annum rate that is equal to the sum of two percent (2%) plus the Base Rate from time to time in effect.

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Pro Rata Share means, with respect to any Bank, the percentage specified opposite such Bank's name on Schedule 2.1 hereto, as adjusted from time to time in accordance with the terms hereof.

         Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Standard Federal as its prime rate (whether or not such rate is actually charged by Standard Federal). Any change in the Prime Rate announced by Standard Federal shall take effect at the opening of business on the day specified in the public announcement of such change.

         RCRA - see Section 9.15.

         Regulation D means Regulation D of the FRB.

         Regulation U means Regulation U of the FRB.

         Release has the meaning specified in CERCLA and the term "Disposal" (or Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

         Required Banks means Banks having Pro Rata Shares aggregating 51% or more.

         Revolving Commitment Amount means $125,000,000 as reduced from time to time pursuant to Section 6. 1 or increased pursuant to Section 2.7.

         Revolving Loan - see Section 2.1.1.

         Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate Stated Amount of all Letters of Credit, plus (c) the aggregate principal amount of all outstanding Swing Line Loans.

         SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

         Significant Subsidiary means any Subsidiary of the Company that constitutes a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

         Standard Federal - see the Preamble.

         Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder plus (b) the aggregate amount of all unreimbursed drawings under such Letter of Credit.

         Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

         Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

         Swing Line Borrowing Notice is defined in Section 2.6.2.

         Swing Line Commitment means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

         Swing Line Lender means Standard Federal in its capacity as the maker of Swing Line Loans hereunder and its successors and assigns in such capacity.

         Swing Line Loan - see Section 2.6.

         Termination Date means the earlier to occur of (a) November 1, 2006 or
(b) such other date on which the Commitments terminate pursuant to Section 6 or 12.

         Total Funded Debt means, as to any Person, all Debt of such Person.

         Total Funded Debt to EBITDA Ratio means, for any Computation Period, the ratio of (i) Total Funded Debt as of such day to (ii) EBITDA for the Computation Period ending on such day.

         Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

         Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (c) The term "including" is not limiting and means "including without limitation."

         (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

         (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

         (f) All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Unmatured Event of Default or an Event of Default.

         (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Banks merely because of the Agent's or Banks' involvement in their preparation.

         (h) Except as otherwise expressly provided herein, all accounting terms and other financial terms used herein shall be interpreted in accordance with GAAP.

         SECTION 2 COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

         2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

         2.1.1 Revolving Loan Commitment. Each Bank will make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in such Bank's Pro Rata Share of such aggregate amounts as the Company may request from all Banks; provided that the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount.

         2.1.2 L/C Commitment. (a) The Issuing Bank will issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a "Letter of Credit"), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and
(b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $10,000,000 and (ii) the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount.

         2.2     Loan Procedures.

         2.2.1 Various Types of Loans. Each Revolving Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to
Section 2.2.2 or 2.2.3. The Company may also request Swing Line Loans under
Section 2.6. Eurodollar Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that not more than ten (10) different Groups of Eurodollar Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans.

         2.2.2 Borrowing Procedures. The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing (other than a Swing Line Loan), noon, Detroit time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, noon, Detroit time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 1:00 P.M., Detroit time, on the date of a proposed borrowing, each Bank shall provide the Agent at the office specified by the Agent with immediately available funds covering such Bank's Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing (other than a borrowing to repay Swing Line Loans) shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000, and each Eurodollar borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000.

         2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Agent in accordance with clause (b) below:

                           (i) elect, as of any Business Day, to convert any
                 Loans (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) into Loans of the other type; or

                           (ii) elect, as of the last day of the applicable
                 Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of Eurodollar Loans shall be at least $1,000,000 or a higher integral multiple of $500,000.

                  (b) The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, noon, Detroit time, on the proposed date of such conversion amid (ii) in the case of conversion into or continuation of Eurodollar Loans, noon, Detroit time, at least three

(3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

                      (A)   the proposed date of conversion or continuation;

                      (B) the aggregate amount of Loans to be converted or continued;

                      (C) the type of Loans resulting from the proposed conversion or continuation; and

                      (D) in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

                 (c) If, upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective on the last day of such Interest Period.

                 (d) The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

                 (e) Any conversion of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

         2.3     Letter of Credit Procedures.

         2.3.1 L/C Applications. The Company shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Agent and the Issuing Bank, together with such other documentation as the Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (a) one (1) year after the date of issuance thereof and (b) thirty (30) days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

         2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Pro Rata Share, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to the Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Agent or such Bank may reasonably request.

         2.3.3 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

         2.3.4 Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company's reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

         2.3.5 Funding by Banks to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by noon, Detroit time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing

Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank shall be obligated to pay to the Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of each payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Bank, the Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Bank's account the amount of such other Bank's Pro Rata Share of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Detroit time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Detroit time, on any Business Day shall be deemed to have been received on the next following Business Day), each Bank agrees to pay interest on such amount to the Agent for the Issuing Bank's account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank's failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Pro Rata Share of any such payment or disbursement.

         2.4 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

         2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any Eurodollar Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

         2.6     Swing Line Loans.

         2.6.1 Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 11.2 and, if such Swing Line Loan is to be made on the date of the initial Loan hereunder, the satisfaction of the conditions precedent set forth in Section 11.1 as well, from and including the date of this Agreement and prior to the Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Company from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Revolving Outstandings shall not at any time exceed the Revolving Commitment

Amount, and provided further that at no time shall the sum of (a) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, plus (b) the Swing Line Lender's Pro Rata Share of the Revolving Outstandings with respect to Revolving Loans and Letters of Credit, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

         2.6.2 Borrowing Notice. The Company shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon, Detroit time, on the proposed borrowing date of each Swing Line Loan, specifying (i) the applicable borrowing date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $1,000,000. Subject to the other terms and conditions of this Agreement, the Swing Line Loans shall bear interest at the rate agreed to between the Company and the Agent.

         2.6.3 Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Bank by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. , Detroit time, on the applicable borrowing date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Detroit, to the Agent at the office specified by the Agent. The Agent will promptly make the funds so received from the Swing Line Lender available to the Company on the borrowing date at the Agent's aforesaid address.

         2.6.4 Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Company on the date agreed to by the Agent, but in any event no later than the Termination Date. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan require each Bank (including the Swing Line Lender) to make a Revolving Loan in the amount of such Bank's Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 1:00 P.M., Detroit time, on the date of any notice received pursuant to this Section 2.6.4, each Bank shall make available its required Revolving Loan, in funds immediately available in Detroit to the Agent at the office specified by the Agent. Revolving Loans made pursuant to this Section 2.6.4 shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.2.3 and subject to the other conditions and limitations set forth in this Section 2. Unless a Bank shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 11.1 or 11.2 had not then been satisfied, such Bank's obligation to make Revolving Loans pursuant to this Section 2.6.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries, or (d) any other circumstances, happening or event whatsoever.

In the event that any Bank fails to make payment to the Agent of any amount due under this Section 2.6.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Agent receives such payment from such Bank or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Bank fails to make payment to the Agent of any amount due under this Section 2.6.4, such Bank shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Bank together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

         2.7 Increase of Revolving Commitment Amount. (a) At any time and from time to time, the Company may request (in consultation with the Agent) that the Revolving Commitment Amount be increased, provided that, without the prior written consent of all of the Banks, (i) the aggregate amount of the increases in the Revolving Commitment Amount shall not exceed $50,000,000 and (ii) each such increase shall be in a minimum amount of $5,000,000 and in integral multiples thereof. Such request shall be made in a written notice given to the Agent and the Banks by the Company not less than forty five (45) Business Days prior to the proposed effective date of such increase, which notice (a "Commitment Increase Notice") shall specify the amount of the proposed increase in the Revolving Commitment Amount and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Banks shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Commitments bear to the Revolving Commitment Amount. No Bank shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is thirty
(30) Business Days after receipt of the Commitment Increase Notice, each Bank shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Agent being herein a "Bank Increase Notice"). Any Bank which does not submit a Bank Increase Notice to the Agent prior to the expiration of such thirty (30) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the aggregate increases of Commitments set forth in the Bank Increase Notices exceeds the amount requested by the Company in the Commitment Increase Notice, the Agent shall have the right, in consultation with the Company, to allocate the amount of increases necessary to meet the Company's Commitment Increase Notice. In the event that the Bank Increase Notices in the aggregate are less than the amount requested by the Company, not later than thirty (30) Business Days prior to the proposed effective date the Company may notify the Agent of any financial institution that shall have agreed to become a "Bank" party hereto (a "Proposed New Bank") in connection with the Commitment Increase Notice. Any Proposed New Bank shall be subject to the consent of the Agent (which consent shall not be unreasonably withheld). If the Company shall not have arranged any Proposed New Bank(s) to commit to the shortfall from the Bank Increase Notices, then the Company shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Bank Increase Notices, provided that if the aggregate increase in the Commitments is less than the amount requested by the Company, the Company shall have no obligation to close on any of the increases without affecting the Company's ability to increase the Commitments under this
Section 2.7 at a later date. Based upon the Bank Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Bank, if applicable, the Agent shall notify the Company and the Banks on or before the Business Day immediately prior to the proposed effective date of the amount of each Bank's and Proposed New Banks' Commitment (the "Effective Commitment Amount") and the amount of the Revolving Commitment Amount, which amount shall be effective on the following Business Day unless the Company notifies the Agent in writing prior to such date that it is not closing on such Effective Commitment Amount, and if such notice is given by the Company the Effective Commitment Amount shall be deemed terminated. Any increase in the Revolving Commitment Amount shall be subject to the following conditions precedent: (A) the Company shall have obtained the consent thereto of each Guarantor and any other guarantor of the guaranteed obligations and its reaffirmation of the Loan Document(s), if any, executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Revolving Commitment Amount, all representations and warranties shall be true and correct in all material respects as though made on such date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and no event shall have occurred and then be continuing which constitutes an Event of Default or Unmatured Event of Default, (C) the Company, the Agent and each Proposed New Bank or Bank that shall have agreed to provide a "Commitment" in support of such increase in the Revolving Commitment Amount shall have executed and delivered a "Commitment and Acceptance" substantially in the form of Exhibit F hereto, and
(D) the Company and the Proposed New Bank(s) shall otherwise have executed and delivered such other instruments and documents as may be required under Section 11 or that the Agent shall have reasonably requested evidencing such increase. If any fee shall be charged by the Proposed New Bank(s) or Bank(s) that shall have agreed to provide a "Commitment" in support of such increase in the Revolving Commitment Amount in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Agent to the Company. Upon satisfaction of the conditions precedent to any increase in the Revolving Commitment Amount, the Agent shall promptly advise the Company and each Bank of the effective date of such increase. Upon the effective date of any increase in the Revolving Commitment Amount that is provided by a Proposed New Bank, such Proposed New Bank shall be a party to this Agreement as a Bank and shall have the rights and obligations of a Bank hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Bank to increase its Commitment hereunder at any time.

         (b) For purposes of this subparagraph (b), (i) the term "Buying Bank(s)" shall mean (A) each Bank the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Revolving Commitment Amount and (B) each Proposed New Bank that is allocated an Effective Commitment

Amount in connection with any Commitment Increase Notice, and (ii) the term "Selling Bank(s)" shall mean each Bank whose Commitment is not being increased from that in effect prior to such increase in the Revolving Commitment Amount. Effective on the effective date of any increase in the Revolving Commitment Amount pursuant to subparagraph (a) above, each Selling Bank hereby sells, grants, assigns and conveys to each Buying Bank, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Bank's right, title and interest in and to its outstanding Ratable Credit Extensions in the respective dollar amounts and percentages necessary so that, from and after such sale, each such Selling Bank's share of Revolving Outstandings shall equal such Selling Bank's Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the Revolving Outstandings. Effective on the effective date of the increase in the Revolving Commitment Amount pursuant to clause (a) above, each Buying Bank hereby purchases and accepts such grant, assignment and conveyance from the Selling Banks. Each Buying Bank hereby agrees that its respective purchase price for the portion of the outstanding Revolving Outstandings purchased hereby shall equal the respective dollar amount necessary so that, from and after such payments, each Buying Bank's share of the Revolving Outstandings shall equal such Buying Bank's pro rata share (calculated based upon the Effective Commitment Amounts) of the Revolving Outstandings. Such amount shall be payable on the effective date of the increase in the Revolving Commitment Amount by wire transfer of immediately available funds to the Agent. The Agent, in turn, shall wire transfer any such funds received to the Selling Banks, in same day funds, for the sole account of the Selling Banks. Each Selling Bank hereby represents and warrants to each Buying Bank that such Selling Bank owns the interests being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of such interests, except for participations which will be extinguished upon payment to Selling Bank of an amount equal to the portion of the Revolving Outstandings being sold by such Selling Bank. Each Buying Bank hereby acknowledges and agrees that, except for each Selling Bank's representations and warranties contained in the foregoing sentence, each such Buying Bank has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Banks or the Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Buying Bank hereby agrees to compensate each Selling Bank for all losses, expenses and liabilities incurred by each Bank in connection with the sale and assignment of any Eurodollar Loan hereunder on the terms and in the manner as set forth in Section 8.4.

         SECTION 3    NOTES EVIDENCING LOANS.

         3.1 Notes. The Loans of each Bank (including, in the case of the Swing Line Lender, the Swing Line Loans) shall be evidenced by a promissory note (each a "Note") substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to such Bank's Pro Rata Share of the

Revolving Commitment Amount. Each Note and each Revolving Loan of each Bank shall be paid in full on the Termination Date.

         3.2 Recordkeeping. Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amounts of the Loans evidenced by such Note together with all interest accruing thereon.

         SECTION 4  INTEREST.

         4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

         (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and

         (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect;

provided that at any time an Event of Default exists, each Loan shall bear interest at the Base Rate from time to time in effect.

Notwithstanding the foregoing paragraphs (a) and (b), the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) on and after an Event of Default.

         4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

         4.3   Setting and Notice of Eurodollar Rates. The applicable
Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the

Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

         4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days, except for interest on Base Rate Loans which shall be calculated for actual days elapsed on the basis of a 365 or 366-day year, as applicable. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

         SECTION 5   FEES.

         5.1 Facility Fee. The Company agrees to pay to the Agent for the account of each Bank a facility fee, for the period from the Closing Date to the Termination Date, at the Facility Fee Rate in effect from time to time of such Bank's Pro Rata Share (as adjusted from time to time) of the Revolving Commitment Amount (whether used or unused). Such facility fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such facility fee shall not have previously been paid. The facility fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

         5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Agent for the account of each Bank a letter of credit fee for each Letter of Credit equal to the LC Fee Rate in effect from time to time of such Bank's Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, if requested by the Required Banks, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

         (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Bank.

         5.3 Upfront Fees. The Company agrees to pay to the Agent for the account of each Bank on the Closing Date an upfront fee in the amount previously agreed to between the Company and the Agent (and the Agent agrees to promptly forward to each Bank a portion of such upfront fee in the amount previously agreed to between the Agent and such Bank).

         5.4 Agent's Fees. The Company agrees to pay to the Agent such agent's fees as are mutually agreed to from time to time by the Company and the Agent.

         SECTION 6   REDUCTION OR TERMINATION OF THE
                     REVOLVING COMMITMENT AMOUNT;
                     PREPAYMENTS.

         6.1   Reduction or Termination of the Revolving Commitment Amount.

         6.1.1 Voluntary Reduction or Termination of the Revolving Commitment Amount. The Company may from time to time on at least five (5) Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Company shall pay all interest on the Loans, all facility fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

         6.1.2 All Reductions of the Revolving Commitment Amount. All reductions of the Revolving Commitment Amount shall reduce the Commitments pro rata among the Banks according to their respective Pro Rata Shares.

         6.2   Prepayments.

         6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part without premium or penalty except as provided in
Section 8.4; provided that the Company shall give the Agent (which shall promptly advise each Bank) notice thereof not later than noon, Detroit time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.

         6.2.2 Mandatory Prepayment. If on any day on which the Revolving Commitment Amount is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceed the Revolving Commitment Amount, the Company shall immediately prepay Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

         6.3 All Prepayments. Any partial prepayment of a Group of Eurodollar Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

         SECTION 7   MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

         7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the office specified by the Agent not later than 2:00 P.M., Detroit time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. All payments under Section 8.1 shall be made by the Company directly to the Bank entitled thereto.

         7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its reasonable discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.

         7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

         7.4 Setoff. The Company agrees that the Agent and each Bank have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Agent and each Bank may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent or such Bank.

         7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of Payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery and provided, further, that if there are any such payments or other recoveries in excess of each Bank's pro rata share of the Loans and other obligations hereunder, such amounts shall be returned to the Company.

         7.6 Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by any Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

               (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

               (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

               (c) pay to the Agent for the account of the Banks such additional amount as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank hereunder, the Agent or such Bank may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

         If the Company fails to pay any Taxes when due to the appropriate taxing authority or falls to remit to the Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Company shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Company.

         Each Bank that (a) is organized under the laws of a jurisdiction other than the United States of America or a state thereof and (b)(i) is a party hereto on the Closing Date or (ii) becomes an assignee of an interest under this Agreement under Section 14.9.1 after the Closing Date (unless such Bank was already a Bank hereunder immediately prior to such assignment) shall execute and deliver to the Company and the Agent one or more (as the Company or the Agent may reasonably request) United States Internal

Revenue Service Form 4224 or Form 1001 or such other forms or documents, appropriately completed, as may be applicable to establish that such Bank is exempt from withholding or deduction of Taxes. The Company shall not be required to pay additional amounts to any Bank pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Bank to comply with this paragraph.

           SECTION 8   INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

           8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

                (i) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by jurisdiction in which such Bank's principal executive office or Eurodollar Office is located);

                (ii) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the accounts of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

                (iii) shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans; and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Note, with respect thereto;

then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.

         (b) If any Bank shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could. have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be made within one hundred twenty (120) days of becoming aware of such change and shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay to such Bank such additional amount as will compensate such Bank or such controlling Person for such reduction.

         8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

               (a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank eurodollar market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

               (b) Banks having aggregate Pro Rata Shares of 51% or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding Eurodollar Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

         8.3 Changes in Law Rendering Eurodollar Loans Unlawful. If any change in, or the adoption of any new, law, rule or regulation, or any change in the interpretation of any applicable law, rule or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to the amount of Eurodollar Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

         8.4 Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of this liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

         8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to pay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

         8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         8.7 Mitigation of Circumstances; Replacement of Banks. (a) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

         (b) If the Company becomes obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Agent and the Issuing Bank in their reasonable discretion (such other bank being called a "Replacement Bank") to purchase the Loans of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

         8.8 Conclusiveness of Statements, Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

         SECTION 9   WARRANTIES.

         To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue and participate in Letters of Credit hereunder, the Company warrants to the Agent and the Banks that:

         9.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

         9.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect),
(b) conflict with (i) any provision of material applicable law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party except as provided herein.

         9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

         9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2001 and the unaudited consolidated financial statements of the Company and the Subsidiaries as of June 30, 2002, copies of each of which have been delivered to each Bank, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and in Subsidiaries as at such dates and the results of their operations for the periods then ended.

      9.5 No Material Adverse Change. Since June 30, 2002, except as otherwise disclosed on Schedule 9.5, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole.

      9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities in accordance with GAAP not listed in its financial statements.

      9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its material properties and assets, real and personal, tangible and intangible, of any, nature whatsoever (including patents, trademarks trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.8.

      9.8 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 9.8.

      9.9 Pension Plans. (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.

      (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

      9.10 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company 9 5 or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

      9.11 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

      9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      9.13 Taxes. Each of the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

      9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, on a consolidated basis, the Company and the other Loan Parties will be solvent, will be able to pay their debts as they mature and will have capital sufficient to carry on their business as then constituted.

      9.15 Environmental Matters.

           (a) No Violations. Except as set forth on Schedule 9.15, neither the Company nor any Subsidiary, nor any operator of the Company's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $25,000,000 or more by the Company and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

           (b) Notices. Except as set forth on Schedule 9.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. (S).6903(5), any hazardous substance as defined by 42 U.S.C. (S).9601(14), any pollutant or contaminant as defined by 42 U.S.C. (S).9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial Investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

           (c) Handling of Hazardous Substances. Except as set forth on Schedule 9.15, (i) no portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a material adverse effect on the value of, the real property or other assets of the Company or any Subsidiary; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws

      9.16 [Reserved].

      9.17 Insurance. Set forth on Schedule 9.17 is a complete and accurate summary of the property and casualty insurance program of the Company and its Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).

      9.18 Real Property. Set forth on Schedule 9.18 is a complete and accurate list, as of the Closing Date, of the addresses of all real property owned or leased by the Company or any Subsidiary, together with, in the case of leased property, the name and mailing address of the lessor of such property.

      9.19 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any other Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Banks that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

      9.20 Intellectual Property. Except as set forth on Schedule 9.20, the Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

      9.21 Burdensome Obligations. Except as set forth on Schedule 9.21, neither the Company nor any Subsidiary is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect.

      9.22 Labor Matters. Except as set forth on Schedule 9.22, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters which could reasonably be expected to have a Material Adverse Effect.

      9.23 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.

      SECTION 10 COVENANTS.

      Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

      10.1 Reports, Certificates and Other Information. Furnish to the Agent and each Bank:

      10.1.1 Annual Report and Projections. Promptly when available and in any event within one hundred twenty (120) days after the close of each Fiscal Year,
(a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by Deloitte & Touche or other independent auditors of recognized national standing selected by the Company, together with(b) a comparison, with the budget for such Fiscal Year and a comparison with the previous Fiscal Year prepared by the Chief Financial Officer of the Company and (c) financial projections for the following Fiscal Year prepared by the Chief Financial Officer of the Company.

      10.1.2 Interim Reports. Promptly when available and in any event within fifty (50) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the Chief Financial Officer of the Company.

      10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10. 1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being, taken to cure it.

      10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

      10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

             (a) the occurrence of an Event of Default or an Unmatured Event of Default;

             (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of and, thereof is subject which might reasonably be expected to have a Material Adverse Effect;

             (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(o) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

             (d) any cancellation or material change in any insurance maintained by the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect; or

             (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might, in either case, reasonably be expected to have a Material Adverse Effect.

      10.1.6 Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

      10.1.7 Other Information. Promptly from time to time, such other financial information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.

       10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary at any reasonable time and with reasonable notice; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof provided that the Company is given an opportunity to participate in such discussions), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy contracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, the Agent and its representatives to inspect the Inventory and other tangible assets of the Company or such Subsidiary, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable and any other collateral. All such inspections or audits by the Agent shall be at the Company's expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Agent for such audits more frequently than once each Fiscal Year.

       10.3 Maintenance of Property Insurance. (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

             (b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated (including self insurance); and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Companies and its Subsidiaries.

       10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

       10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.10) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

       10.6   Financial Covenants.

       10.6.1 Fixed Change Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

              Computation                                        Fixed Charge
              Period Ending                                      Coverage Ratio
              -------------                                      --------------

         On or prior to September 30, 2004                       1.5 to 1.0

         On or after December 31, 2004 and
           on or before September 30, 2005                       1.65 to 1.0

         On or after December 31, 2005                           1.75 to 1.0

       10.6.2 Total Funded Debt to EBITDA Ratio. Not permit the Total Funded Debt to EBITDA Ratio as of the last day of any Computation Period to exceed 2.5 to 1.0.

       10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

              (a) obligations under this Agreement and the other Loan Documents;

              (b) Debt secured by Liens permitted by Section 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such secured Debt at any time outstanding shall not exceed 5% of Consolidated Assets at such time;

              (c) Debt of Subsidiaries to the Company or to a Wholly-Owned Subsidiary;

              (d) unsecured trade, utility and non-extraordinary accounts payable arising in the ordinary course of the Company's or any Subsidiary's business (including any such payables assumed by the Company or a Subsidiary in connection with an Acquisition permitted under Section 10.11) which are not materially past due and other Debt arising in the ordinary course of the Company's or any Subsidiary's business;

              (e) Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

              (f) Debt described on Schedule 10.7 and any extension, renewal, replacement or refinancing thereof, in whole or in part, provided that, for purposes of determining the amount of Debt allowed pursuant to this
       Section 10.7(f), only the principal amount thereof that is not in excess of the amount described on Schedule 10.7 for such Debt shall be permitted under this Section 10.7(f);

              (g) Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder);

              (h) Debt in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies to the extent that payment thereof is not required pursuant to Section 10.4;

              (i) Debt incurred or assumed in connection with an Acquisition in accordance with Section 10.10 or an Investment in accordance with Section 10.19; and

              (j) other unsecured Debt, in addition to the Debt listed above (other than Debt incurred or assumed in connection with an Acquisition or an Investment, the incurrence of which Debt is governed by Section 10.7(i)), provided that (a) the aggregate amount of all such Debt incurred under this Section 10.7(j) at any time outstanding shall not exceed 20% of Consolidated Assets at such time, (b) such Debt has a scheduled maturity and is not payable on demand, and (c) immediately prior to and after giving effect to the incurrence of such Debt, no Unmatured Event of Default or Event of Default has occurred and is continuing.

         10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

              (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

              (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

                 (c)  Liens described on Schedule 10.8;

                 (d)  subject to the limitation set forth in Section 10.7(b),
         (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within one hundred twenty (120) days of the acquisition thereof and attaches solely to the property so acquired;

                 (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $10,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                 (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary; and

                 (g)  Liens arising under the Loan Documents.

         10.9 Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution to any of its shareholders, members or partners, as the case may be, (b) purchase or redeem any of its capital stock, or membership or partnership interests or other equity interests, as the case may be, or any warrants, options or other rights in respect thereof, or other share repurchase, (c) pay any management fees or similar fees to any of its shareholders, members or partners, as the case may be, or any Affiliate thereof, or (d) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Wholly-Owned Subsidiary or its other shareholders, members or partners, including without limitation contingent payments due to such Persons; and (ii) so long as (1) no Event of Default or Unmatured Event of Default exists or would result therefrom and (2) immediately after giving effect thereto and all Debt, if any, assumed or issued in connection therewith, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in
     Section 10.6, the Company may make Dividends and Distributions after the Closing Date which in the aggregate do not exceed the sum of (x) $50,000,000, plus (y) the net amount received by the Company in cash from the exercise of stock options, plus (z) 75% of Consolidated Cumulative Net Income for the period commencing November 1, 2002.

     10.10 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment among or between the Company and any of the Guarantors, provided that, in connection with any merger or consolidation involving the Company, the Company shall be the surviving corporation and shall assume all obligations hereunder; (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (c) any Acquisition by the Company or any Wholly-Owned Subsidiary where (i) the assets acquired (in the case of an asset purchase) are for use, or the Person acquired (in the case of any other Acquisition) is engaged, primarily in the marketing services businesses or related business;
(ii) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist; (iii) immediately after giving effect to such Acquisition and all Debt, if any, assumed or issued in connection therewith, the Company is in pro forma compliance with a Total Funded Debt to EBITDA ratio of 2.25 to 1.0 and a Fixed Charge Coverage Ratio of 1.75 to 1.0; and (iv) in the case of the Acquisition of any Person, if applicable, the Board of Directors of such Person has approved such Acquisition; and (d) sales and dispositions of assets (including the stock of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 5% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year. Notwithstanding anything herein to the contrary, the aggregate amount of assets (other than cash) transferred to all Subsidiaries that are not Wholly-Owned Subsidiaries shall not exceed $25,000,000.

     10.11 Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation or Organization, By-Laws, Operating Agreement or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Banks.

     10.12 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely for working capital, for Capital Expenditures and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

     10.13 Further Assurances. Take, and cause each Subsidiary to take, such actions as are reasonably necessary or as the Agent may reasonably request from time to time (including the execution and delivery of guaranties and other documents) to ensure that the obligations of the Company hereunder and under the other Loan Documents are guaranteed by all of its domestic Wholly-Owned Subsidiaries (including, promptly upon the acquisition or creation thereof, any domestic Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty.

     10.14 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and its Subsidiaries) which is on terms that are less favorable than are obtainable from any Person which is not one of its Affiliates.

     10.15 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

     10.16 Environmental Matters. (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

           (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

     10.17 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) prohibit the Company or any Subsidiary from granting to the Agent, for the benefit of the Banks, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Wholly-Owned Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or (iii) transfer any of its assets or properties to the Company.

     10.18 Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

     10.19 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:

           (a) Cash Equivalent Investments of the Company or a Subsidiary, provided that any Investment which when made complies with the requirements of the definition of the term Cash Equivalent Investment may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

           (b) Investments existing on the date hereof together with the future obligations of the Company and/or its Subsidiaries contained in the documents reflecting such Investments as described on Schedule 10.19;

           (c) Advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary purposes;

           (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

           (e) Suretyship Liabilities to the extent not prohibited by this Agreement;

           (f) Investments made to consummate any Acquisition in accordance with
     Section 10.10; and

           (g) Investments of the Company or any Subsidiary in any Subsidiaries which are Guarantors;

           (h) Investments of the Company or any Subsidiary in any Subsidiaries which are not Guarantors, provided that immediately before and after giving effect to such Investment and all Debt, if any, assumed or issued in connection therewith (i) no Event of Default or Unmatured Event of Default shall exist and (ii) the Company is in pro forma compliance with a Total Funded Debt to EBITDA ratio of 2.25 to 1.0 and a Fixed Charge Coverage Ratio of 1.75 to 1.0; and

           (i) Other Investments at any time outstanding not exceeding 15% of Consolidated Assets at such time, provided that immediately before and after giving effect to such Investment and all Debt, if any, assumed or issued in connection therewith no Event of Default or Unmatured Event of Default shall exist.

     10.20  Fiscal Year. Not change its Fiscal Year.

     10.21 Negative Pledge Limitation. Except as set forth on Schedule 10.21 and in connection with any Liens permitted pursuant to Section 10.8, enter into any agreement with any Person other than the Banks pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

     10.22 Ownership of Investments and Non-Wholly Owned Subsidiaries. Cause each Subsidiary which is not a domestic Wholly-Owned Subsidiary of the Company and any Investment by the Company or any of its Subsidiaries in any Person to be owned by a Guarantor that is a domestic Wholly-Owned Subsidiary of the Company.

     SECTION 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

     The obligation of each Bank to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

     11.1 Initial Credit Extension. The obligation of the Banks to make the initial Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Required Banks is called the "Closing Date"):

     11.1.1 Notes. The Notes signed by the Company.

     11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.

     11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate, limited liability company or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 11.

     11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample if the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

     11.1.5 Guaranty. A counterpart of the Guaranty executed by each domestic Subsidiary of the Company that is a Wholly-Owned Subsidiary of the Company.

     11.1.6 Opinion of Counsel. Opinions of counsel to the Company substantially in the form of Exhibit E.

     11.1.7 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses, including Attorney Costs of the Agent, to the extent then due and payable on the Closing Date.

     11.1.8 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company and each Subsidiary and any related entities (under their present names and any previous names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (a) copies of such financing statements, (b) proper authorizations to terminate Uniform Commercial Code financing statements, if any, necessary to release all Liens and other rights of any Person in any assets or property (other than Liens permitted by Section 10.8) and (c) such other authorizations to terminate Uniform Commercial Code financing statements as the Agent may reasonably request.

     11.1.9 Closing Certificate. A Certificate signed by the chief financial officer of the Company dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.

     11.1.10 Other. Such other documents as the Agent or any Bank may reasonably request.

     11.2 Conditions. The obligation (a) of each Bank to make each Loan (except as otherwise set forth in Section 2.6.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

     11.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

            (a) the representations and warranties of the Company and each Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

            (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

     11.2.2 Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.

     SECTION 12 EVENTS OF DEFAULT AND THEIR EFFECT.

     12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

     12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

     12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $10,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.

     12.1.3 Bankruptcy, Insolvency, etc. The Company or any Subsidiary or Subsidiaries which, individually or in the aggregate, constitute a Significant Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any such Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any such Subsidiary or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any such Subsidiary, and if such case or proceeding is not commenced by the Company or any such Subsidiary, it is consented to or acquiesced in by the Company or any such Subsidiary, or remains for thirty (30) days undismissed; or the Company or any such Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

     12.1.4 Non-Compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.15, 10.19, 10.20 or 10.22, (b) failure by the Company to comply with or to perform any covenants set forth in Sections 10.1.1, 10.1.2 or 10.1.3 and continuance of such failure described in this clause (b) for five (5) days, or
(c) failure by the Company to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (c) for thirty (30) days.

     12.1.5 Warranties. Any warranty made by the Company or any Subsidiary herein or in any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

     12.1.6 Pension Plans. (a) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $10,000,000;
(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $10,000,000.

     12.1.7 Judgments. Final judgments which exceed an aggregate of $10,000,000 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed sending appeal within 30 days after entry or filing of such judgments.

     12.1.8 Invalidity of Guaranty, etc. The Guaranty shall cease to be in full force and effect with respect to any Subsidiary; or any Subsidiary (or any Person by, through or on behalf of such Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Subsidiary.

     12.1.9 Change of Control. (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 30% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; or (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members. For purposes of the foregoing, "Continuing Member" means a member of the Board of Directors of the Company who either (i) was a member of the Company's Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company's Board of Directors.

     12.1.10 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

     12.2    Effect of Event of Default. If any Event of Default described in
Section 12.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit in an amount equal to the undrawn outstanding amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit in an amount equal to the undrawn outstanding amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.3 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect, provided that if no Event of Default is continuing such Cash Collateral will be promptly returned to the Company.

     SECTION 13 THE AGENT.

     13.1 Appointment and Authorization. (a) Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

     (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

     13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     13.3 Liability of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this

Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     13.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

     13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Section 12; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

     13.6 Credit Decision. Each Bank acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Agent.

         13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, termination of this Agreement and the resignation or replacement of the Agent.

         13.8 Agent in Individual Capacity. Standard Federal and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Standard Federal were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Standard Federal or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Standard Federal and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though Standard Federal were not the Agent and the Issuing Bank, and the terms "Bank" and "Banks" include Standard Federal and its Affiliates, to the extent applicable, in their individual capacities.

         13.9 Successor Agent. The Agent may resign as Agent upon thirty (30) days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent, and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

         13.10 Funding Reliance. (a) Unless the Agent receives notice from a Bank by noon, Detroit time, on the day of a proposed borrowing that such Bank will not make available to the Agent an amount equal to its Pro Rata Share of such borrowing, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make a corresponding amount available to the Company. If and to the extent such Bank has not made such amount available to the Agent, such Bank and the Company jointly and severally agree to repay such amount to the Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing or, in the case of any Bank which repays such amount within three Business Days, the Federal Funds Rate (together with such other compensatory amounts as may be required to be paid by such Bank to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time). Nothing set forth in this clause (a) shall relieve any Bank of any obligation it may have to make any Loan hereunder.

         (b) Unless the Agent receives notice from the Company prior to the due date for any payment hereunder that the Company does not intend to make such payment, the Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Bank its share of such payment. If and to the extent that the Company has not made any such payment to the Agent, each Bank which received a share of such payment shall repay such share (or the relevant portion thereof to the Agent forthwith on demand, together with interest thereon at the Base Rate (or, in the case of any Bank which repays such amount within three Business Days, the Federal

Funds Rate). Nothing set forth in this clause (b) shall relieve the Company of any obligation it may have to make any payment hereunder.

         13.11 Syndication and Documentation Agent. Harris Trust and Savings Bank has been designated as "Syndication Agent" and Comerica Bank has been designated as "Documentation Agent" under this Agreement. Neither the Syndication Agent nor the Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank hereby makes the same acknowledgments with respect to the Syndication Agent and the Documentation Agent, in such capacity, as it makes with respect to the Agent in Section 13.6.

         SECTION 14  GENERAL.

         14.1 Waiver; Amendments. No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall (a) except as otherwise permitted hereunder, increase the Revolving Commitment Amount, (b) extend the Termination Date or date for payment of any principal of or interest on the Loans or any fees payable hereunder, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (d) release the Company, (e) release any Guaranty or any Guarantor thereunder or (f) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provision of Section 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

         14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

         14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on
Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.

         14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Section 10 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

         14.5 Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

         14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Bank during the continuation of an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and. (b) any fees of the Company's auditors in connection with any reasonable exercise by the Agent and the Banks of their rights pursuant to
Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

         14.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

         14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         14.9   Assignments; Participations.
                ---------------------------

         14.9.1 Assignments. Any Bank may, with the prior written consents of the Issuing Bank and the Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called and "Assignee") all or any fraction of such Bank assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and Commitment) in a minimum aggregate amount equal to the lesser of (a) the amount of the assigning Bank's Pro Rata Share of the Revolving Commitment Amount and (b) $10,000,000 or such other amount agreed by the Agent and the Company; provided that (i) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or
Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (ii) the Company and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

                (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,

                (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit D (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and

                (z) except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five (5) Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee's Pro Rata Share of the Revolving Commitment Amount and, if the assigning Bank has retained a Commitment hereunder, a replacement Note in the principal amount of the Pro Rata Share of the Revolving Commitment Amount retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

         Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

         14.9.2 Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (a) such Bank shall remain the holder of its Note for all purposes of this Agreement, (b) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and, with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

         14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Michigan applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

         14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

         14.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent, provided that the Company may not assign its rights hereunder.

         14.13 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Bank and each of the officers, directors, employees, Affiliates and agents of the Agent and each Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storable, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

         14.14 Nonliability of Lenders. The relationship between the Company on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibility to the Company. Neither the Agent nor any Bank undertakes any responsibility to the Company to review or inform the Company or any matter in connection with any phase of the Company's business or operations. The Company agrees that neither the Agent nor any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         14.15 Confidentiality. The Agent and each Bank agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party, except that Agent and each Bank may disclose such information (a) to its officers, directors, employees, agents, attorneys and consultants; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 14.15 (and any such assignee or participant or potential assignee or participant may disclose such information to such Persons as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Bank's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Bank is a party; (f) to any nationally recognized rating agency that requires access to information about a Bank's investment portfolio in connection with ratings issued with respect to such Bank; or (g) that ceases to be confidential through no fault of Agent or any Bank. Notwithstanding the foregoing, Borrower consents to the publication by Agent or any Bank of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         14.16 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MICHIGAN. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         14.17 Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN

CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE, FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

Delivered at Detroit, Michigan, as of the day and year first above written.

                                                 VALASSIS COMMUNICATIONS, INC.


                                                 By: /s/Robert L. Recchia
                                                     -----------------------
                                                 Robert L. Recchia
                                                 Executive Vice President and
                                                 Chief Financial Officer
                                       66

                                          STANDARD FEDERAL BANK N.A., as Agent


                                          By: /s/ Richard Northrup, III
                                              ----------------------------------
                                          Richard Northrup, III
                                          Vice President


                                          STANDARD FEDERAL BANK N.A., as Issuing
                                          Bank and as a Bank


                                          By: /s/ Richard Northrup, III
                                              ----------------------------------
                                          Richard Northrup, III
                                          Vice President

                                          COMERICA BANK


                                          By: /s/ Kathleen M. Kasperek
                                              ------------------------------
                                          Kathleen M. Kasperek
                                          Vice President


                                          HARRIS TRUST AND SAVINGS BANK


                                          By: /s/ Sara Johnston
                                              ------------------------------
                                          Sara Johnston
                                          Vice President


                                          FIFTH THIRD BANK, EASTERN MICHIGAN


                                          By: /s/ Andre Nazareth
                                              ------------------------------
                                          Andre Nazareth
                                          Vice President

                                PRICING SCHEDULE

     The Eurodollar Margin, the Base Rate Margin, the Facility Fee Rate and the LC Fee Rate shall be determined as set forth below.

     Initially, the Eurodollar Margin shall be 0.625% per annum, the Base Rate Margin shall be 0% per annum, the Facility Fee Rate shall be 0.125% per annum and the LC Fee Rate shall be 0.75% per annum.

     On and after the receipt of the financial statements of the Company for the Fiscal Quarter ended September 30, 2002, the Eurodollar Margin, the Base Rate Margin, the Facility Fee Rate and the LC Fee Rate shall be equal to the applicable rate per annum set forth in the table below opposite the applicable Total Funded Debt to EBITDA Ratio:

---------------------------------------------------------------------------
       Total Funded Debt         Eurodollar   Base Rate   Facility   LC Fee
        to EBITDA Ratio            Margin       Margin    Fee Rate    Rate
---------------------------------------------------------------------------
Greater than or equal to 2:1        1.00%         0%        0.25%     1.25%
---------------------------------------------------------------------------
Greater than or equal to 1.5:1
   but less than 2:1                 .85%         0%        0.15%     1.00%
---------------------------------------------------------------------------
Greater than or equal to 1:1
   but less than 1.5:1              .625%         0%       0.125%     0.75%
---------------------------------------------------------------------------
Less than 1:1                        .60%         0%        0.10%     0.70%
---------------------------------------------------------------------------

The Eurodollar Margin, the Base Rate Margin, the Facility Fee Rate and the LC Fee Rate shall be adjusted, to the extent applicable, on the 50th (or, in the case of the last Fiscal Quarter of each Fiscal Year, 120th) day after the end of each Fiscal Quarter based on the Total Funded Debt to EBITDA Ratio as of the last day of such Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate required by Section 10.1.3, by the 50th day (or, if applicable, the 120th day) after any Fiscal Quarter, the Eurodollar Margin, the Base Rate Margin, the Facility Fee Rate and the LC Fee Rate shall be the maximum amount set forth above until such financial statements and Compliance Certificate are delivered. Notwithstanding the foregoing, no reduction to the foregoing interest rate margins or fee rates shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.